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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                           Finger Lakes Bancorp, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    317948107
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                      RECEIVE NOTICES AND COMMUNICATIONS)


                                December 31, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(B)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13D-1(A) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 14 PAGES.
                         EXHIBIT INDEX LOCATED ON PAGE ___      SEC 1746 (12-91)

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      2    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      184,000
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    184,000
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               184,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      3    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      162,400
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                     162,400
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               162,400
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.8%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      4    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      13,800
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                     13,800
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,800
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                 SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      5    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Malta Partners II, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      43,300
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    43,300
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               43,300
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      6   OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      17,500
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    17,500
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               17,500
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      7    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      87,800
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                     87,800
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               87,800
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.6%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      8    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               wc
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      21,600
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                     21,600
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               21,600
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
   CUSIP NO.    317948107                 PAGE      9    OF     14       PAGES
-------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                     [ ]


--------------------------------------------------------------------------------
   6  CITIZEN OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER

         NUMBER OF                   7,500
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                      184,000
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                                     7,500
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    184,000
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               191,500
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.6%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 of 9

         This Amendment No. 2 to Schedule 13D relating to Finger Lakes Bancorp, Inc. (the "Issuer") is being filed on behalf of the undersigned to amend Amendment No. 1 to the Schedule 13D dated February 8, 2001 and the Schedule 13D dated December 8, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.                    SOURCE AND AMOUNT OF FUNDS.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $96,078, $122,317, $302,951, $616,452 and $151,976, respectively. Such shares were purchased with the investment capital of the respective entities. The net investment cost (including commissions, if any) of the shares of Common Stock held by Mr. Maltese is $52,500, which were purchased with Mr. Maltese's personal funds.

ITEM 5.                    INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 3,447,400 shares of Common Stock outstanding, as derived from the Issuer's public information, as of the close of business on January 3, 2002:

      (i) MP beneficially owned 13,800 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

      (ii) MHF beneficially owned 17,500 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

      (iii) MPII beneficially owned 43,300 shares of Common Stock, constituting approximately 1.3% of the shares outstanding.

      (iv) MHFII beneficially owned 87,800 shares of Commo Stock, constituting approximately 2.6% of the shares outstanding.

      (v) MO beneficially owned 21,600 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

      (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 13,800 shares owned by MP, the 17,500 shares owned by MHF, the 43,300 shares owned by MPII, the 87,800 shares owned by MHFII and the 21,600 shares owned by MO, or an aggregate of 184,000 shares of Common Stock, constituting approximately 5.4% of the shares outstanding.

      (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 13,800 shares owned by MP, the 17,500 shares owned by MHF, the 43,300 shares owned by MPII, and the 87,800 shares owned by MHFII, or an aggregate of 162,400 shares of Common Stock, constituting approximately 4.8% of the shares outstanding.

      (viii) Mr. Maltese directly owned 7,500 shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 13,800 shares owned by MP, the 17,500 shares owned by MHF, the 43,300 shares owned by MPII, the 87,800 shares owned by MHFII and the 21,600 shares owned by MO, or an aggregate of 191,500 shares of Common Stock, constituting approximately 5.6% of the shares outstanding.

      (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 191,500 shares of Common Stock, constituting approximately 5.6% of the shares outstanding.

      (x)      2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese has the sole power to dispose of and to vote the shares of Common Stock beneficially owned by him. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to January 3, 2002, Mr. Maltese effected the following transactions in the Common Stock, one of which was in open market transactions with brokers:


                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         12/31/01        Transfer             1,000           $ 10.750
         01/03/02          Sold               6,500             10.600

         During the sixty days prior to January 3, 2002, MP has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/20/01          Sold                  900           $10.650
         11/21/01          Sold                  200            10.950
         12/06/01          Sold                  800            10.650
         12/07/01          Sold                1,100            10.650
         12/31/01          Sold                  200            10.550

         During the sixty days prior to January 3, 2002, MHF has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/20/01          Sold                1,200           $10.650
         11/21/01          Sold                  300            10.950
         12/06/01          Sold                1,000            10.650
         12/07/01          Sold                1,400            10.650
         12/31/01          Sold                  300            10.550


         During the sixty days prior to January 3, 2002, MPII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------

         11/20/01          Sold                2,900           $10.650
         11/21/01          Sold                  800            10.950
         12/06/01          Sold                2,400            10.650
         12/07/01          Sold                3,500            10.650
         12/31/01          Sold                  600            10.550

         During the sixty days prior to January 3, 2002, MHFII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------


         11/20/01          Sold                6,000           $10.650
         11/21/01          Sold                1,600            10.950
         12/06/01          Sold                4,600            10.650
         12/07/01          Sold                7,200            10.650
         12/31/01          Sold                1,300            10.550

         During the sixty days prior to January 3, 2002, MO has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------


         11/20/01          Sold                1,500           $10.650
         11/21/01          Sold                  400            10.950
         12/06/01          Sold                1,200            10.650
         12/07/01          Sold                1,800            10.650
         12/31/01          Sold                  300            10.550

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 9, 2002

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:  SOAM Holdings, LLC,                    By:  SOAM Holdings, LLC,
     the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   --------------------------                  ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President


MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:  SOAM Holdings, LLC,                    By:  SOAM Holdings, LLC,
     the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   --------------------------                  ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President


MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By:  Sandler O'Neill Asset Management LLC


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   --------------------------                  ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President


SOAM Holdings, LLC                                            Terry Maltese


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   --------------------------                  ---------------------------------
        Terry Maltese                               Terry Maltese
        President